     As filed with the Securities and Exchange Commission on June 12, 2001
                           Registration No. _________
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       INFORMATION ARCHITECTS CORPORATION
             (Exact name of Registrant as specified in its charter)

       NORTH CAROLINA                       7372                  87-0399301
-------------------------------  ----------------------------  ----------------
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
  incorporation organization)     Classification Code Number)   Identification
                                                                    Number)

                                4064 Colony Road
                         Charlotte, North Carolina 28211
                                 (704) 365-2324
               (Address, including zip code and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                             ----------------------

                                Robert F. Gruder
                       INFORMATION ARCHITECTS CORPORATION
                                4064 Colony Road
                         Charlotte, North Carolina 28211
                                 (704) 365-2324
  (Name, address, including zip code and telephone number, including area code, of agent for service)

                             ----------------------

                                    COPY TO:
                                 Jason H. Scott
                                McGuireWoods LLP
                             100 North Tryon Street
                                   Suite 2900
                         Charlotte, North Carolina 28202

                             ----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

Title of Each Class of                                Proposed Maximum         Proposed Maximum
Securities to be                  Amount to be        Offering Price Per       Aggregate                Amount of
Registered                        Registered (1)      Share(2)                 Offering Price(2)        Registration Fee (2)
Common Stock of Information       1,110,000           $2.125                   $2,358,750               $590.00
Architects Corporation (par
value $.001 per share)

(1) We are registering (a) 275,000 shares of common stock of Information Architects Corporation, par value $.001 per share, issuable by us to the selling stockholder and (b) 335,000 shares of our common stock to be transferred to the selling stockholder by Robert F. Gruder, an affiliate and (c) 500,000 shares of our common stock owned by Robert F. Gruder and deposited in escrow with Zeldes, Needle & Cooper, Professional Corporation as collateral for a non-recourse promissory note issued to the selling stockholder. Items (a) through (c) are pursuant to a settlement agreement dated as of May 30, 2001.

(2) Estimated solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the common stock registered for resale as reported by the Nasdaq National Market on June 6, 2001 in accordance with Rule 457 under the Securities Act of 1933.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 12, 2001


                                1,110,000 Shares

                       Information Architects Corporation

                              --------------------

                                  Common Stock
                               ($0.001 par value)

                  -------------------------------------------

         This prospectus relates to the public offering of shares of our common stock by the selling stockholder. Pursuant to a settlement agreement dated as of May 30, 2001, a total of 610,000 shares of our common stock may be issued or transferred to the selling stockholder, and an additional 500,000 shares of our common stock may be transferred to the selling stockholder upon a default on a promissory note. These 500,000 shares will be deposited in escrow with Zeldes, Needle & Cooper, A Professional Corporation as collateral for a non-recourse promissory note from Robert F. Gruder, our chairman and chief executive officer, to the selling stockholder.

         We will not receive any of the proceeds from the sale of the shares. We will pay all expenses of registration incurred in connection with this offering, but the selling stockholder will pay all of his selling commissions, brokerage fees and related expenses.

         The selling stockholder has advised us that he will sell the shares from time to time in the open market, on the Nasdaq Stock Market, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution."

         Our common stock is traded on the Nasdaq National Market (Nasdaq
Symbol: IARC). On June 11, 2001, the closing price of the common stock was $2.24 per share.

         Our executive offices are located at 4064 Colony Road, Charlotte, North Carolina 28211. Our telephone number at that address is (704) 365-2324.

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                  -------------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  -------------------------------------------

The date of this prospectus is _____, 2001.

                               -----------------
                               TABLE OF CONTENTS
                               -----------------


                                                                            Page
                                                                            ----
Risk Factors..............................................................   1
Where You Can Find More Information.......................................   6
The Company...............................................................   7
Recent Developments.......................................................   7
Use of Proceeds...........................................................   8
Selling Stockholder.......................................................   8
Plan of Distribution......................................................   9
Legal Matters.............................................................   10
Experts...................................................................   11

         We have authorized no one to give any information or to make any representations that are not contained in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. You must not rely on any unauthorized information.

         This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.


                           FORWARD-LOOKING STATEMENTS

         This prospectus may contain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, statements concerning our outlook for the future; statements of belief; future plans, strategies or anticipated events; and similar information and statements concerning matters that are not historical facts.

         The forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from our expectations. Factors that could cause or contribute to these differences include, but are not limited to:

         -        the level of sales to key customers;

         -        the slowdown in corporate spending on information technology;

         -        actions by competitors;

         - an adverse outcome in litigation, claims and other actions against us;

         - technological changes and introductions of new competing products; and

         - other factors described under the heading "Risk Factors" in this prospectus.

                                  RISK FACTORS

         In evaluating our business, prospective investors should carefully consider the following risks in addition to the other information in this prospectus or in the documents referred to in this prospectus. Any of the following risks could have a material adverse impact on our business, operating results and financial condition and result in a complete loss of your investment.

OUR LIMITED OPERATING HISTORY IN THE CONTENT AGGREGATION AND SYNDICATION BUSINESS MAY IMPEDE YOUR ABILITY TO EVALUATE OUR BUSINESS AND ITS FUTURE PROSPECTS.

         We have operated in the content aggregation and syndication business for less than two years. Therefore, it may be difficult for you to evaluate us in making an investment decision. As of March 31, 2001 we had only received approximately $5.6 million of revenue from the content aggregation and syndication business, and we have never had a profitable quarter as a result of this business direction. Our content aggregation and syndication business is still in the early stages of development. Before buying our common stock, you should consider the risks and difficulties frequently encountered by companies in new and rapidly evolving markets, particularly those companies whose businesses depend on the Internet. These risks and difficulties, as they apply to us in particular, include:

         - potential fluctuations in operating results and uncertain growth rates;

         -        limited market acceptance of our products;

         -        concentration of our revenues in a single product suite; and

         -        our need to attract and train qualified personnel.

IF THE MARKET FOR E-BUSINESS DOES NOT GROW AS RAPIDLY AS WE ANTICIPATE, OUR FINANCIAL OBJECTIVES WILL NOT BE MET.

         Our success is dependent on the continued growth of the market for e-business, and if that market does not grow as rapidly as we anticipate, we may fail to achieve profitability. We dedicate all of our sales, marketing and product development efforts toward e-business. If these markets do not grow as rapidly as we expect, our financial objectives will not be met. A number of factors could prevent or hinder the growth of these markets, including the following:

         - the unwillingness of additional customers to change their traditional method of conducting commerce;

         - the failure of the Internet network infrastructure to keep pace with continuing growth;

         - adverse publicity and consumer concern about the security of electronic commerce transactions; and

         - any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and on-line businesses.

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

         Our quarterly operating results have fluctuated significantly in the past, and we expect them to continue to fluctuate in the future, which may result in a decrease in the price of our common stock. Since our operating results are volatile, we believe that period-to-period comparisons of our operating results are not a reliable indication of our future performance. It is possible that in some future periods our results of operations may not meet or exceed the expectations of public market analysts and investors and the price of our common stock may decline.

VOLATILITY IN OUR STOCK PRICE MAY ADVERSELY AFFECT OUR BUSINESS.

         Fluctuations in the market price of our common stock may adversely affect our access to capital and financing and our ability to attract and retain qualified personnel. Historically, our common stock price and trading volume have fluctuated widely, with a 52-week range as of June 12, 2001 of a high of $10.25 to a low of $.9375. We expect fluctuations to continue in the future for a number of reasons, including the following:

         - our success or failure in meeting market expectations of our quarterly or annual revenues, net income or earnings per share;

         - announcements by us or our competitors regarding new services and products or technological innovations; and

         -        announcements of unusual events, such as acquisitions.

OUR REVENUES DEPEND ON A SINGLE PRODUCT LINE.

         A decline in demand for or in the selling price of our SmartCode(R) products would have a direct negative effect on our primary source of revenues and could cause our stock price to fall. We expect all of our revenues in 2001 to be derived from software licenses and service fees from our suite of products related to the SmartCode technology. Our suite of products related to the SmartCode technology are at an early stage of commercialization and the level of market acceptance these products will attain is difficult to forecast. Our technology involves a new approach to the conduct of online business and, as a result, intensive marketing and sales efforts are necessary to educate prospective customers regarding the uses and benefits of our products. Market acceptance could be seriously impeded in the following circumstances:

         - information services departments of potential customers choose to create their own technology internally;

         - competitors develop products, technologies or capabilities that render our SmartCode products and related services obsolete or noncompetitive or that shorten the life cycles of these products and services; or

         - our SmartCode products do not meet customer performance needs or fail to remain free of significant software defects or technical failures.

VARIATIONS IN OUR SALES CYCLE COULD IMPACT THE TIMING OF OUR REVENUE CAUSING OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE.

         A lengthy sales cycle has had and may to continue to have an impact on the timing of our revenue, which could cause our quarterly operating results to fluctuate. The period between our initial contact with a potential customer and the purchase of our software and services is often long and subject to delays associated with the budgeting, approval, and competitive evaluation processes, which frequently accompany significant capital expenditures such as the purchase of our software. We believe that a customer's decision to purchase our software and services is discretionary, involves a significant commitment of resources, and is influenced by customer budgetary cycles. To successfully sell our software and services, we generally must educate our potential customers regarding their use and benefits, which can require significant time and resources.

OUR CUSTOMER BASE IS RELATIVELY SMALL AT THIS TIME AND THE LOSS OF A MAJOR CUSTOMER COULD CAUSE OUR REVENUE TO DECLINE.

      We may continue to derive a significant portion of our revenue from a relatively small number of customers in the future. If a major customer decided not to continue to use our services or renew its license to use our products, our revenue could decline and our operating results and financial condition could be harmed.

FAILURE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

         If we are unable to improve existing services and products, offer new services, enhance our SmartCode technology and develop, acquire and market new products and services, we may not be able to generate profits from operations. New approaches to gather, exchange, integrate, personalize and syndicate information over the Internet based on new technologies and industry standards could render our SmartCode products obsolete and unmarketable. If we are unable to adequately respond to these changes, our revenues and market share could rapidly decline. In connection with the introduction of new products and enhancements, we could experience development delays and related cost overruns, which are not unusual in the software industry. Any delays in developing and releasing new products or enhancements to our SmartCode products could result in:

         - cancellation of orders and license agreements, and customer dissatisfaction;

         -        negative publicity;

         -        loss of revenues; and

         -        slower market acceptance.

IF WE ARE UNABLE TO COMPETE SUCCESSFULLY WITH COMPANIES DEVELOPING THEIR OWN INTERNAL E-BUSINESS INFRASTRUCTURE SYSTEMS AND OTHER PROVIDERS OF E-BUSINESS INFRASTRUCTURE SOLUTIONS, WE WILL NOT ACHIEVE OUR FINANCIAL OBJECTIVES.

         Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could negatively impact our ability to sell our products at the price levels required to support our continuing operations. There is competition on two distinct levels:

         -        from in-house development efforts by potential customers, and

         -        from third party competitors.

Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition, and well-established relationships with current and potential customers of ours. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

IF WE ARE UNABLE TO INCREASE MARKET AWARENESS AND SALES OF OUR SMARTCODE TECHNOLOGY, WE MAY FAIL TO ACHIEVE PROFITABILITY.

         We need to substantially increase market awareness and sales of our SmartCode technology and the related services we offer. Sales of the SmartCode technology and related services require a sophisticated sales effort targeted at multiple departments within an organization. If we are not successful in expanding our relationships with system integrators, enterprise software vendors and other third-party resellers and educating them regarding the use and benefits of our software and services, we may never achieve profitability.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE ON TERMS FAVORABLE TO US, IF AT ALL.

         As of March 31, 2001, we had cash and cash equivalents of $8,887,577. We expect that this will be sufficient to meet our need for capital until we begin to generate profits from operations. However, if we need to raise additional capital, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. Any additional equity financing will be dilutive to stockholders, and debt financing will involve restrictive covenants which may limit our operating flexibility. If we are required to and cannot raise additional capital on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

WE FACE POTENTIAL LIABILITY AS A RESULT OF PENDING SHAREHOLDER SUITS.

         Between May 14, 1999 and July 13, 1999, we and current and former officers and directors were named as defendants in four purported class action lawsuits. The suits are filed in the United States District Court for the Western District of North Carolina. The legal costs incurred by us in defending ourselves and our officers and directors against this litigation, whether or not we prevail, could materially impact the operating results in the quarters in which those expenses are incurred. This litigation may be protracted and may result in a diversion of our management's attention and other resources. Further, if the plaintiffs prevail, we also could be required to pay damages that would materially impact the operating results in the quarter and year in which the damages are incurred and could materially impact our financial condition. The suits purport to be brought on behalf of a class of persons that purchased our common stock between November 14, 1997 and April 1, 1999 and allege violations of the federal securities laws. The suits seek class action status and an unspecified amount of damages, including compensatory damages, interest, attorney's and expert's fees and reasonable costs and expenses. Specifically, the suits have been consolidated and a lead plaintiffs' group and lead plaintiffs' counsel have been appointed by the court. On September 17, 1999, plaintiff's filed a consolidated and amended class action complaint. On October 17, 2000 we received an Order dismissing the lawsuit without prejudice. The court granted plaintiffs leave to file an amended complaint. On December 15, 2000 plaintiff's filed a second consolidated and amended class action complaint. On January 31, 2001, the defendants filed a motion to dismiss, and the Court has not yet ruled on that motion. While defendants deny any wrongdoing and intend to vigorously defend themselves, the outcome of the suits cannot be predicted at this time.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESS COULD SUFFER.

         Our success is dependent upon our ability to use our proprietary technology to create revenue-producing opportunities. If we are not able to adequately protect our proprietary technology, we will be required to seek revenue from sources other than our current proprietary technology. We currently protect our proprietary rights through a combination of patent, copyright, trademark and trade secret law, confidentiality agreements and contractual provisions. Provisions of our client agreements, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable under the laws of some jurisdictions. We are also required to negotiate limits on these provisions from time to time. We may not be able to adequately deter misappropriation of proprietary information or to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

IF OUR INTELLECTUAL PROPERTY RIGHTS ARE CHALLENGED, WE MAY FACE POTENTIAL LIABILITY.

         In recent years, litigation involving patents and other intellectual property rights has increased. Patents exist which cover content aggregation and syndication software and services. We believe that we are either not using these patented solutions, software and services or have utilized them prior to the patent filing date. Regardless, we may be a party to litigation in the future to protect our intellectual property or for allegedly infringing other intellectual property rights. Such litigation may force us to do one or more of the following:

         - cease selling or using products or services that incorporate the challenged intellectual property;

         - obtain from the holder of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable pricing or business terms; or

         - redesign our affected products or services at additional cost to us.

MR. GRUDER EXERCISES SIGNIFICANT CONTROL OVER US.

         Mr. Gruder, our Chief Executive Officer and Chairman of the Board, is presently the beneficial owner of approximately 17.9% of our outstanding common stock. Although Mr. Gruder's percentage ownership of our outstanding common stock may be reduced as a result any additional financing or the conversion or exercise of any outstanding convertible securities, Mr. Gruder will continue to be in a position to influence the election of directors and generally to direct our affairs, including significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of our securities.

WE DO NOT PLAN TO PAY CASH DIVIDENDS ON OUR STOCK.

         Since our inception, we have not paid, and do not intend to pay, any cash dividends on our common stock in the foreseeable future. As a result, an investor in the common stock would only receive a return on the investment if the market price of the common stock increases.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549 or at its regional public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operations and locations of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

         This prospectus is a part of a registration statement we filed with the Securities and Exchange Commission. As allowed by the rules of the Securities and Exchange Commission, this prospectus does not contain all of the information that can be found in the registration statement or in the exhibits to the registration statement. You should read the registration statement and its exhibits for a complete understanding of all of the information included in the registration statement.

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference becomes part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below that we have previously filed with the Securities and Exchange Commission:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 2000; and

         2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001.

         We also incorporate by reference in this prospectus additional documents that we may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

         You may obtain the documents incorporated by reference as described above. You may also request a copy of these filings, at no cost, from us by writing or telephoning us at:

                           Information Architects Corporation
                           4064 Colony Road
                           Charlotte, North Carolina  28211
                           (704) 365-2324

                                  THE COMPANY

         Commencing in the second quarter of 1999, we began delivering information management solutions that empower organizations to securely distribute digital content and functionality across the Internet. Our core product offerings are based on the SmartCode Framework, an open, patented, Java based framework which is a three dimensional graph that allows organizations the ability to reference information about particular fragments of content, data, presentation instructions, program code and security, as well as software applications and databases, including both structured and unstructured data formats. Our dynamic syndication solutions assist in the development and management of global content and functionality syndication from one source to any websites or Internet accessible devices. This dynamic syndication assists companies to improve data exchange and collaboration among co-workers, customers, suppliers and partners. SmartCode's dynamic aggregation technology enables users to access content and commerce functionality from any source, even multiple sources, which we anticipate will enhance the overall user experience and promote website loyalty.

                              RECENT DEVELOPMENTS

         On May 25, 2001, our shareholders voted to approve our reincorporation from North Carolina to Delaware. We will merge into a newly established Delaware subsidiary in order to effect the change of our state of incorporation, and it is presently anticipated that the date on which the merger will be consummated will be in July 2001.

         Also, in 1996, a lawsuit was filed against us, Mr. Gruder and Mr. Thomas J. Dudchik, our Senior Executive Vice President and Director in Connecticut Superior Court. Mr. Gruder and Mr. Dudchik were the incorporators of a Connecticut corporation named GEM Technologies, Inc. ("GEM"). GEM filed a Chapter 7 bankruptcy petition. The plaintiffs had notes that were convertible into an 8.72% undiluted interest in GEM. The lawsuit involves claims by plaintiffs that they were fraudulently induced to invest in GEM and to forego their conversion rights, that GEM wrongly transferred assets to a predecessor company of ours and that they were entitled to an 8.72% interest in GEM, and as such, in us. The case was tried, and the Court ruled that we were unrelated to GEM and ruled against Mr. Gruder on two counts. Plaintiffs were awarded a judgment of $175,000, plus interest and attorneys' fees, and fees and expenses of approximately $400,000 were awarded. The plaintiffs have appealed on the basis that the court denied their claim to convert the notes into our stock and Mr. Gruder has cross-appealed from the relief awarded against him. Mr. Gruder has agreed to indemnify and hold us harmless in the event of a judgment against him. In exchange, we have agreed to bear all costs of the lawsuit and the GEM bankruptcy case for Mr. Gruder and ourselves.

         We are participating in a Settlement Agreement, dated as of May 30, 2001, between Mr. Gruder, and the selling stockholder whereby we have agreed to deliver 275,000 shares of our common stock to the selling stockholder and Robert F. Gruder will deliver 335,000 shares of our common stock to the selling stockholder and deliver a non-negotiable promissory note in the amount of $600,000 to the selling stockholder. Mr. Gruder will also deposit 500,000 shares of our common stock to be held in escrow as security for that note. In connection with the settlement, the selling stockholder shall release us and Mr. Gruder from liability under the litigation and shall dismiss his claims against us and Mr. Gruder.

         Our offer to participate in the Settlement Agreement served as an inducement to Mr. Gruder to enter into the Settlement Agreement and to absorb the majority of the financial burden of the settlement. In addition, and because we had agreed to bear all costs of the lawsuit on behalf of Mr. Gruder and ourselves, we concluded that it was in our best interests to avoid future legal costs which could be substantial. We also concluded that further litigation could be disruptive to us and our management and that the costs and expenses of continuing litigation in this matter outweigh the costs of the settlement. For all of these reasons, we elected to participate in the settlement.


                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares offered by the selling stockholder.

                              SELLING STOCKHOLDER

         The Company has entered into a settlement agreement, dated as of May 30, 2001, pursuant to which Mark B. Fisher has accepted 610,000 shares of our common stock. Of these shares, 335,000 belong to Mr. Gruder personally. Mr. Fisher will also receive a non-negotiable, non-recourse promissory note from Mr. Gruder in the principal amount of $600,000, and Mr. Gruder will deposit 500,000 shares of his personal stock in escrow with Zeldes, Needle & Cooper, Professional Corporation as collateral for the non-recourse promissory note.

         This prospectus offers 610,000 shares that Mr. Fisher will receive pursuant to the settlement agreement, as well as up to 500,000 shares deposited in escrow as collateral for the note, for a total of 1,110,000 shares.

         The selling stockholder is not an affiliate of us and has not had any position, office or other material relationship with us within the past three years. We are registering and the selling stockholder may offer pursuant to the registration statement of which this prospectus forms a part, all of the shares of common stock that the selling stockholder may acquire in connection with the settlement agreement. In addition, we are registering and the selling stockholder may offer, if Mr. Gruder defaults on the note, the common stock being used as collateral for the note.

         The following table sets forth the aggregate number of shares of common stock held by the selling stockholder and offered by the selling stockholder pursuant to this prospectus. The following table also sets forth the percentage of all shares of common stock held by the selling stockholder after giving effect to the offering based on 31,889,073 shares of common stock outstanding as of June 12, 2001.

                            ------------------------

                                Number of Shares
                                Beneficially                         Number of                         Percent of
                                Owned Before                         Shares                            Outstanding
                                Offering and         Number of       Deposited as     Shares Owned     Common Stock
                                Shares Deposited     Shares          Collateral       After the        Owned After
Name of Selling Stockholder     as Collateral        Offered(1)      For Note         Offering         Offering


-----------------                ---------           ---------       -------          -------          ------

Mark B. Fisher                   1,110,000           1,110,000       500,000          0                0

                            ------------------------

1. Includes 500,000 shares deposited in escrow as collateral, which shares may be sold hereunder if the shares are released from the escrow to the selling stockholder.


                              PLAN OF DISTRIBUTION

         The selling stockholder has advised us that the common stock may be sold or distributed from time to time by the selling stockholder, directly to one or more purchasers, including pledgees, or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The common stock may be sold by one or more of the following distribution methods:

         - ordinary brokers' transactions, which may include long or short sales;

         - transactions involving cross or block trades, or otherwise on the Nasdaq National Market;

         - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

         - "at the market" to or through market makers or into an existing market for the common stock;

         - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

         - pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"); or

         - any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholder may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholder.

         The selling stockholder may also enter into option or other transactions with broker-dealers that require the delivery by these broker-dealers of the common stock, which common stock may be resold thereafter pursuant to this prospectus. In connection with any sales, the selling stockholder and any brokers or dealers participating in these sales may be deemed to be underwriters within the meaning of the Securities Act. We will receive no part of the proceeds of sales made pursuant to this prospectus.

         Any broker-dealer participating in these transactions as agent may receive commissions from the selling stockholder or purchasers of the shares offered by this prospectus, and, if they act as agent for the purchaser of the shares, from that purchaser. The selling stockholder will pay usual and customary brokerage fees. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell these shares from time to time in transactions, which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with these resales may pay to or receive from the purchasers of these shares commissions computed as described above.

         We have advised the selling stockholder that Regulation M promulgated under the Exchange Act may apply to our sales in the market, have furnished the selling stockholder with a copy of this regulation and have informed him of the need for delivery of copies of this prospectus. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any broker-dealers purchase shares as principal. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act.

         Any shares of common stock which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

         There can be no assurance that the selling stockholder will sell any or all of the shares of common stock offered by him hereunder.

                                 LEGAL MATTERS

         The validity of the common stock offered pursuant to this prospectus will be passed upon for us by McGuireWoods LLP, Charlotte, North Carolina.

                                    EXPERTS

         The financial statements appearing in our Annual Report Form 10-K for the year ended December 31, 2001, have been audited by Holtz Rubenstein & Co., LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                1,110,000 SHARES


                             INFORMATION ARCHITECTS
                                  CORPORATION


                                  COMMON STOCK


                                 --------------
                                   PROSPECTUS
                                 --------------




                                 ________, 2001

                       INFORMATION ARCHITECTS CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

 Item
Number
------

Item 14  Other Expenses of Issuance and Distribution.

         The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission fees are estimates.

         Registration Statement--Securities and Exchange Commission....  $   590
         Accounting fees...............................................  $ 1,500
         Legal fees ...................................................  $ 5,000
                                                                         -------
         Total.........................................................  $ 7,090
                                                                         =======

Item 15  Indemnification of Directors and Officers.

         Reference is made to the North Carolina Business Corporation Act, G.S. 55-8-52 and 55-8-56, which provides that unless limited by our articles of incorporation, a North Carolina corporation must indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any actual or threatened proceeding to which he was, or was threatened to be made, a party because he is or was a director or officer of the corporation. This statutory right of indemnification covers all reasonable expenses incurred by the officer or director in connection with the proceeding, including counsel fees.

         A North Carolina corporation can eliminate an individual's statutory right to indemnification. However, our Bylaws provide that directors and officers shall have the right to be indemnified "to the fullest permitted by law" and further provide that expenses incurred by an officer or director shall be paid in advance of the final disposition of any investigation, action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by us.

         In addition, a North Carolina corporation may, but is not required to, indemnify a director or officer against liability who has been named or threatened to be named a party to a proceeding because he is or was acting in that capacity if the officer or director (i) conducted himself in good faith,
(ii) had the reasonable belief that his conduct was in the corporation's best interests if he was acting in his official capacity, or if not acting in an official capacity, a reasonable belief that his conduct was not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A North Carolina corporation may also purchase and maintain insurance on behalf of an officer or director against liability incurred by him in that capacity, whether or not the corporation would have the power to indemnify him under the statutory provisions of North Carolina.

Item 16  Exhibits.


        Exhibit
        Number
        ------
         4.1      Registration Rights Agreement, dated as of May 30, 2001.

         5.1      Opinion of McGuireWoods LLP.

         10.1     Settlement Agreement, dated as of May 30, 2001.

         23.1     Consent of Holtz Rubenstein & Co., LLP, independent auditors.

         23.2     Consent of McGuireWoods LLP (included in Exhibit 5.1).

         24.1     Power of Attorney (included in signature page).
        -----------------------------------------------------------------------



Item 17  Undertakings.

         The undersigned hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement, or the most recent post-effective amendment hereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee;"

                  (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed by the following persons in the capacities and on the dates indicated in the city of Charlotte, state of North Carolina, on June 12, 2001.


                                   INFORMATION ARCHITECTS CORPORATION

                                   By: /s/ Robert F. Gruder
                                       ----------------------------------------
                                           Robert F. Gruder
                                           Chief Executive Officer and Chairman

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints Robert F. Gruder as such person's true and lawful attorney, with full power for him to sign, for such person and in such person's name and capacity indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

       SIGNATURE                         TITLE                         DATE
--------------------------      ------------------------           -------------

/s/ Robert F. Gruder            Chief Executive Officer            June 12, 2001
--------------------------      and Chairman of the Board
  (Robert F. Gruder)            (Principal Executive Officer)


/s/ J. Wayne Thomas             Chief Financial Officer            June 12, 2001
--------------------------      (Principal Financial and
  (J. Wayne Thomas)             Accounting Officer)


/s/ Thomas J. Dudchik           Senior Vice President and          June 12, 2001
--------------------------      Director
  (Thomas J. Dudchik)


/s/ Richard J. Blumberg         Director                           June 12, 2001
--------------------------
  (Richard J. Blumberg)

                                INDEX TO EXHIBITS


         Exhibit
         Number   Description of Exhibit
         ------   ----------------------
         4.1      Registration Rights Agreement, dated as of May 30, 2001.

         5.1      Opinion of McGuireWoods LLP.

         10.1     Settlement Agreement, dated as of May 30, 2001.

         23.1     Consent of Holtz Rubenstein & Co., LLP, independent auditors.

         23.2     Consent of McGuireWoods LLP (included in Exhibit 5.1).

         24.1     Power of Attorney (included in signature page).
         -----------------------------------------------------------------------